AWBC – 2007 Q4 Earnings

January 31, 2008

Exhibit 99.1

AMERICANWEST BANCORPORATION

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES

2007 FOURTH QUARTER FINANCIAL RESULTS

SPOKANE, WASHINGTON, January 31, 2008 (Business Wire) - AmericanWest Bancorporation (NASDAQ: AWBC) today announced its fourth quarter 2007 financial results, which included the following:

•	Annualized loan growth of 10%

•	Tax-equivalent net interest margin of 4.97%

•	Provision for loan losses of $14.6 million

•	Non-interest revenue growth of 9% annualized over Q3 2007

•	Non-performing assets/total assets ratio of 1.90%

For the quarter ended December 31, 2007, the Company recognized a net loss of $3.3 million, or $0.19 per diluted share, as compared with net income of $5.3 million, or $0.31 per diluted share for the third quarter 2007 and $2.3 million, or $0.20 per diluted share, for the fourth quarter of 2006. The fourth quarter financial results were negatively impacted by a provision for loan losses of $14.6 million, or $0.85 per diluted share before tax, recognized principally due to deterioration in the residential construction and development segment of the loan portfolio. For the year ended December 31, 2007, the Company reported net income of $8.7 million, or $0.55 per diluted share, as compared with $7.6 million, or $0.67 per diluted share for 2006.

“Our fourth quarter operating results, although reflective of the difficult overall operating environment and continued deterioration of the residential real estate sector, were clearly a disappointment,” remarked Robert M. Daugherty, President and Chief Executive Officer. “We took a conservative approach with respect to downgrading and placing loans on non-accrual status, recognizing charge-offs and building the allowance to loan ratio by over 20 basis points during the fourth quarter, consistent with our credit risk management practices.”

Daugherty added, “While we expect that construction and development credit issues will remain a challenge for us in 2008, we also see continued opportunities in the C&I and SBA lending arena. And, of course, expense control will remain a top priority as we look to continue the significant operating efficiency progress made during 2007.”

Net Interest Margin:

The tax-equivalent net interest margin for the fourth quarter of 2007 was 4.97%, a decrease of 25 basis points from the prior quarter and a decrease of 5 basis points from the same period in 2006. The decrease from the prior quarter is due to a decline in the yield on earning assets of 39 basis points, offset by a 21 basis point reduction in the cost of interest bearing liabilities.

AWBC – 2007 Q4 Earnings

January 31, 2008

The average yield on loans for the fourth quarter of 2007 was 8.03%, a decrease of 42 basis points from the third quarter of 2007 and a decrease of 19 basis points from the same period in 2006. The decrease in the average yield on loans from the prior quarter was principally attributable to the re-pricing of approximately $813 million, or 46%, of the Company’s loan portfolio, which is indexed on a variable basis. The average prime rate for the fourth quarter of 2007 was 7.52%, down 66 basis points from the previous quarter. The average yield on loans was also negatively impacted by approximately 13 basis points as the result of the increased level of non-accrual loans.

The average cost of interest bearing deposits for the fourth quarter of 2007 was 3.43%, a decrease of 21 basis points from the third quarter of 2007 and a decrease of 20 basis points from the same period in 2006. The cost of borrowed funds, including FHLB advances and subordinated debt, was 5.51% for the fourth quarter of 2007, representing a decrease of 39 basis points from the prior quarter and 46 basis points from the same period in 2006. The decreases in the average cost of interest bearing deposits from the prior quarter and comparable prior year periods were principally due to the reduction in the paid rates on transaction accounts implemented during the fourth quarter of 2007 in response to lower short-term market interest rates, while the similar reduction in the average costs of borrowed funds was the result of lower short-term market rates such as LIBOR.

Loan Growth and Asset Quality:

Total loans increased by $42 million, or at an annualized growth rate 10%, during the fourth quarter of 2007. Approximately $36 million, or 86%, of the fourth quarter loan growth was generated by the Company’s offices located in South Jordan and Salt Lake City, Utah. Commercial and industrial loans increased by $9 million during the quarter (7% annualized growth), while agricultural loan balances declined by $11 million as a result of expected seasonal pay downs.

Total non-performing assets, net of government guarantees on loans, were 1.90% of total assets at December 31, 2007, as compared to 0.97% of total assets at September 30, 2007 and 0.86% of total assets at December 31, 2006. This increase was principally due to the $30 million of loans being placed on non-accrual status during the fourth quarter. Of the loans comprising this increase, nine had outstanding balances in excess of $500 thousand and totaled $29 million in the aggregate. Total foreclosed assets at December 31, 2007 totaled $1.2 million and consisted of four properties, as compared to $298 thousand at September 30, 2007. Non-performing loans, net of government guaranteed amounts, represented 2.21% of total loans at December 31, 2007, up 106 basis points from the prior quarter end level.

At December 31, 2007, the Company had approximately $26 million of loans which were not classified as non-performing, but internally identified as potential problem loans due to management’s concerns about the borrower’s financial condition. This represented approximately 1.5% of total outstanding loans, substantially unchanged from the percentage level at September 30, 2007 and December 31, 2006.

The Company recognized a provision for loan losses of $14.6 million, or 3.31% of average loans on an annualized basis, for the quarter ended December 31, 2007 as compared to $1.2 million, or 0.29% of average loans annualized for the prior quarter and $459 thousand, or 0.15% of average loans annualized, for same period in 2006. For the quarter ended December 31, 2007, net charge-offs were $10.4 million, or 2.35% of average

AWBC – 2007 Q4 Earnings

January 31, 2008

loans annualized, as compared to 0.47% and 0.03% for the third quarter of 2007 and the same period in 2006, respectively. Of the total charge-offs recognized during the fourth quarter of 2007, $4.6 million was recorded in connection with specific impairments on two residential development loans which had a net combined carrying value of $8.5 million at December 31, 2007. In addition, a charge-off of $3.8 million was recognized in connection with four loans to a wood products manufacturing company due to the likely discontinuation of business operations and resulting curtailment of operating cash flows from the business. The remaining carrying value of these four loans as of December 31, 2007 was $3.8 million, a value that is fully supported by collateral appropriately discounted for current market valuation. For the year ended December 31, 2007, the provision for loan losses to total average loans and net charge-offs as a percentage of average loans were 1.09% and 0.93%, respectively.

The allowance for credit losses, which is comprised of the allowance for loan losses and reserve for unfunded commitments, was $26.6 million, or 1.51% of total loans, at December 31, 2007 as compared to $22.4 million, or 1.30% of total loans, at September 30, 2007. The allowance for credit losses represented 68% of total non-performing loans (net of government guarantees) as of December 31, 2007 as compared to 113% at September 30, 2007 and 139% at December 31, 2006.

Deposits and Borrowed Funds:

Total average deposits for the fourth quarter of 2007 were $1.57 billion, up $9.3 million over the third quarter of 2007. This growth was principally driven by increased average money market account balances of $30 million, offset by a $17 million reduction in average certificates of deposit. Total ending deposits at December 31, 2007 were $1.53 billion, down $68 million from September 30, 2007. This decrease was the result of lower demand deposit ($20 million), money market/savings ($21 million) and certificate of deposit ($27 million) balances.

Total FHLB and other borrowings at December 31, 2007 were $245 million, an increase of $113 million from September 30, 2007. This is mainly a result of loan growth during the quarter of $42 million while deposits declined $68 million and cash and cash equivalents declined $5 million.

Non-interest Income and Expense:

Non-interest income was $4.6 million for the quarter ended December 31, 2007 as compared to $4.5 million in the third quarter and $2.6 million for the same period in 2006. The increase from the prior quarter was due principally to increased deposit fees and service charges. During the fourth quarter of 2007, the sale of $1.7 million of recently originated SBA loans resulted in non-interest income of $69 thousand. These increases were offset by a decline in fees on mortgage loan sales of $51 thousand and reduction in gains on sales of foreclosed real estate of $84 thousand.

Non-interest expense was $18.4 million for the quarter ended December 31, 2007 as compared to $18.8 million for the quarter ended September 30, 2007 and $14.4 million for same period in 2006. The linked-quarter decrease was principally attributable to a reduction in salaries and benefits expense of $981 thousand. Net adjustments of performance-based incentive plan and other compensation-related accruals resulted in an expense reduction of approximately $1.2 million. This reduction was partially offset by the recognition of approximately $266 thousand of severance expense related to the consolidation of some back-office functions. Total occupancy and equipment related expense for the fourth quarter of 2007 was $3.5 million, representing an increase of $289 thousand over the third quarter of 2007. This increase was principally due to costs associated with the Company’s new Walker Center facility in Salt Lake City, Utah and relocation of the Sandpoint, Idaho financial center to a permanent facility during the fourth quarter.

AWBC – 2007 Q4 Earnings

January 31, 2008

During the fourth quarter the provision for unfunded commitments was reclassified from the provision for loan losses to the other non-interest expense category on the income statement. All prior periods have been adjusted to reflect this reclassification in the attached statistical supplement. The cumulative amount of this reclassification for the first three quarters of 2007 was $264 thousand.

The efficiency ratio improved to 63.3% for the quarter ended December 31, 2007, as compared to 63.5% in the prior quarter and 76.4% for the same period in 2006.

Income Taxes:

The effective tax benefit rate for the quarter ended December 31, 2007 was 40.4%. This rate reflected the impact of the significantly lower full year pre-tax income as compared to the previously estimated amounts on which the accruals for the first nine months of the year were based.

The full year 2007 effective tax rate of 31.0% was reduced by approximately 105 basis points as the result of certain adjustments related to the Company’s 2006 federal tax return, which was filed during the third quarter of 2007. Additionally, the 2007 effective tax rate was increased by approximately 95 basis points due to the recapture of certain tax credits recognized in prior periods.

Capital:

Total shareholders’ equity at December 31, 2007 was $284 million and total tangible shareholders’ equity was $139 million, or $8.10 per share. The tangible equity ratio was 7.06% and the Company’s and AmericanWest Bank’s regulatory capital ratios remained in excess of the requirements for “well capitalized” status as of December 31, 2007.

Earnings Conference Call:

The fourth quarter earnings conference call will be held Thursday, January 31, 2008 at 10:00 a.m. PDT (1:00 p.m. EDT). Management will discuss the fourth quarter 2007 operating results and provide an update on recent initiatives. Shareholders, analysts and other interested parties are invited to join the call. The telephone access number is (800) 860-2442 and no pass code is required.

About AmericanWest Bancorporation:

AmericanWest Bancorporation is a bank holding company whose principal subsidiary is AmericanWest Bank which includes Far West Bank, operating as an integrated division of AmericanWest Bank. AmericanWest Bank is a community bank with 63 financial centers and two loan production offices located in Washington, Northern Idaho and Utah. For further information on the Company, please visit our web site at www.awbank.net/IR.

AWBC – 2007 Q4 Earnings

January 31, 2008

This press release includes forward-looking statements, and AmericanWest Bancorporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe AmericanWest Bancorporation’s expectations regarding future events, including the performance of the construction and development loan portfolio, loan collateral valuations, growth prospects for commercial/industrial and SBA loans and expense control. Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely. Additional information regarding risks and uncertainties is included in AmericanWest Bancorporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. AmericanWest Bancorporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.

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AWBC – 2007 Q4 Earnings

January 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Income:

	For the three months ended:
	12/31/2007	9/30/2007	12/31/2006
INTEREST INCOME
Interest and fees on loans	$35,448	$36,378	$24,904
Interest on securities	811	814	491
Other interest income	66	159	86

TOTAL INTEREST INCOME	36,325	37,351	25,481

INTEREST EXPENSE
Interest on deposits	10,494	11,054	7,975
Interest on borrowings	2,967	2,807	1,667

TOTAL INTEREST EXPENSE	13,461	13,861	9,642

NET INTEREST INCOME	22,864	23,490	15,839
Provision for loan losses	14,605	1,231	459

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,259	22,259	15,380

NON-INTEREST INCOME
Fees and service charges on deposits	2,723	2,588	1,505
Fees on mortgage loan sales	889	940	576
Other	943	922	484

TOTAL NON-INTEREST INCOME	4,555	4,450	2,565

NON-INTEREST EXPENSE
Salaries and employee benefits	10,026	11,007	8,269
Equipment expense	1,873	1,699	1,115
Occupancy expense, net	1,605	1,490	1,161
Amortization of intangible assets	1,063	1,063	294
State business and occupation tax	328	335	289
Foreclosed real estate and other foreclosed assets expense	155	45	191
Other	3,375	3,156	3,032

TOTAL NON-INTEREST EXPENSE	18,425	18,795	14,351

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAX	(5,611)	7,914	3,594
PROVISION (BENEFIT) FOR INCOME TAX	(2,267)	2,565	1,343

NET INCOME (LOSS)	$(3,344)	$5,349	$2,251

Basic earnings (loss) per common share	$(0.19)	$0.31	$0.20
Diluted earnings (loss) per common share	$(0.19)	$0.31	$0.20
Basic weighted average shares outstanding	17,197,012	17,194,189	11,383,248
Diluted weighted average shares outstanding	17,276,477	17,268,007	11,531,166
Ending book value per share	$16.52	$16.76	$13.35
Ending tangible book value per share	$8.10	$8.20	$9.79
Ending shares outstanding	17,199,992	17,195,834	11,388,315

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AWBC – 2007 Q4 Earnings

January 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statements of Income:

	For the year ended:
	12/31/2007	12/31/2006
INTEREST INCOME
Interest and fees on loans	$130,980	$91,743
Interest on securities	2,931	1,901
Other interest income	381	209

TOTAL INTEREST INCOME	134,292	93,853

INTEREST EXPENSE
Interest on deposits	40,302	26,843
Interest on borrowings	9,901	6,724

TOTAL INTEREST EXPENSE	50,203	33,567

NET INTEREST INCOME	84,089	60,286
Provision for loan losses	17,341	5,376

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	66,748	54,910

NON-INTEREST INCOME
Fees and service charges on deposits	9,199	5,526
Fees on mortgage loan sales	3,175	1,713
Other	3,723	2,036

TOTAL NON-INTEREST INCOME	16,097	9,275

NON-INTEREST EXPENSE
Salaries and employee benefits	40,860	30,284
Equipment expense	6,606	3,943
Occupancy expense, net	5,710	4,167
Amortization of intangible assets	3,480	982
State business and occupation tax	1,290	1,238
Foreclosed real estate and other foreclosed assets expense	322	750
Other	11,928	10,834

TOTAL NON-INTEREST EXPENSE	70,196	52,198

INCOME BEFORE PROVISION FOR INCOME TAX	12,649	11,987
PROVISION FOR INCOME TAX	3,918	4,357

NET INCOME	$8,731	$7,630

Basic earnings per common share	$0.55	$0.68
Diluted earnings per common share	$0.55	$0.67
Basic weighted average shares outstanding	15,766,041	11,182,526
Diluted weighted average shares outstanding	15,863,583	11,354,654
Ending book value per share	$16.52	$13.35
Ending tangible book value per share	$8.10	$9.79
Ending shares outstanding	17,199,992	11,388,315

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AWBC – 2007 Q4 Earnings

January 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Consolidated Statement of Condition:

	December 31, 2007	September 30, 2007	December 31, 2006
ASSETS
Cash and due from banks	$46,591	$50,818	$45,866
Overnight interest bearing deposits with other banks	498	1,485	9,863

Cash and cash equivalents	47,089	52,303	55,729
Securities, available-for-sale at fair value	66,985	70,674	39,518
Loans, net of allowance for loan losses	1,738,838	1,700,895	1,204,519
Loans, held for sale	11,105	10,624	2,913
Accrued interest receivable	11,766	13,927	8,311
FHLB stock	7,801	7,801	6,319
Premises and equipment, net	47,426	45,182	30,484
Foreclosed real estate and other foreclosed assets	1,230	298	644
Bank owned life insurance	29,104	28,829	19,716
Goodwill	127,852	129,155	33,073
Intangible assets	16,942	18,005	7,506
Other assets	13,948	5,784	7,796

TOTAL ASSETS	$2,120,086	$2,083,477	$1,416,528

LIABILITIES
Non-interest bearing demand deposits	$342,701	$362,387	$236,375
Interest bearing deposits:
NOW, savings accounts and MMDA	678,314	698,887	476,852
Time, $100,000 and over	288,204	307,326	217,508
Other time	220,208	228,612	193,204

TOTAL DEPOSITS	1,529,427	1,597,212	1,123,939
FHLB advances	208,052	109,516	105,759
Other borrowings	36,611	21,671	307
Junior subordinated debt	41,239	41,239	20,620
Accrued interest payable	5,339	5,937	4,270
Other liabilities	15,238	19,749	9,596

TOTAL LIABILITIES	1,835,906	1,795,324	1,264,491
STOCKHOLDERS’ EQUITY
Common stock, no par	253,150	253,266	127,396
Retained earnings	30,902	34,934	24,576
Accumulated other comprehensive income (loss), net of tax	128	(47)	65

TOTAL STOCKHOLDERS’ EQUITY	284,180	288,153	152,037

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,120,086	$2,083,477	$1,416,528

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AWBC – 2007 Q4 Earnings

January 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended
	12/31/2007	9/30/2007	12/31/2006
Financial Ratios, annualized:
Return on average assets	-0.63%	1.03%	0.65%
Return on average equity	-4.57%	7.40%	5.92%
Return on tangible average equity	-9.24%	15.26%	8.10%
Efficiency ratio	63.32%	63.46%	76.38%
Non-interest income to average assets	0.86%	0.86%	0.74%
Non-interest expenses to average assets	3.49%	3.63%	4.13%
Net interest margin to average earning assets (1)	4.97%	5.22%	5.02%
Ending shareholders’ equity to assets	13.40%	13.83%	10.73%
Ending tangible shareholders’ equity to tangible assets	7.06%	7.28%	8.10%

	Year Ended
	12/31/2007	12/31/2006
Year to Date Financial Ratios, annualized:
Return on average assets	0.46%	0.58%
Return on average equity	3.43%	5.33%
Return on tangible average equity	6.53%	6.98%
Efficiency ratio	66.59%	73.63%
Non-interest income to average assets	0.85%	0.71%
Non-interest expenses to average assets	3.72%	3.99%
Net interest margin to average earning assets (1)	5.09%	5.06%

(1)	Presented on a tax equivalent basis for tax exempt securities.

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AWBC – 2007 Q4 Earnings

January 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	12/31/2007	9/30/2007	12/31/2006
Loan Portfolio:
Commercial real estate	$853,874	$821,844	$651,386
Commercial and industrial	480,458	471,771	283,889
Agricultural	141,401	152,149	141,646
Residential construction	111,303	123,343	47,235
Residential mortgage	134,811	110,940	74,222
Installment and other	46,025	45,502	22,508

Total loans	1,767,872	1,725,549	1,220,886
Allowance for loan losses	(25,258)	(21,023)	(15,136)
Deferred loan fees, net of deferred costs	(3,776)	(3,631)	(1,231)

Net loans	$1,738,838	$1,700,895	$1,204,519

Non-performing Assets:
Accruing loans over 90 days past due	$0	$0	$0
Non-accrual loans (1)	39,098	19,846	11,500

Total non-performing loans	$39,098	$19,846	$11,500
Foreclosed real estate and other foreclosed assets	1,230	298	644

Total non-performing assets	$40,328	$20,144	$12,144

Allowance for Credit Losses:
Allowance for loan losses	$25,258	$21,023	$15,136
Reserve for unfunded commitments	1,374	1,402	881

Allowance for credit losses	$26,632	$22,425	$16,017

Credit Quality Ratios:
Non-performing loans to total gross loans (1)	2.21%	1.15%	0.94%
Non-performing assets to total assets (1)	1.90%	0.97%	0.86%
Allowance for loan loss to total gross loans	1.43%	1.22%	1.24%
Allowance for credit losses to total gross loans	1.51%	1.30%	1.31%
Allowance for credit losses to non-performing loans (1)	68.12%	113.00%	139.28%

(1)	Amounts and ratios shown net of government guarantees on non-performing loans of $992, $1,096, $3,978 and respectively.

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AWBC – 2007 Q4 Earnings

January 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	Three Months Ended			Year Ended
	12/31/2007	9/30/2007	12/31/2006	12/31/2007	12/31/2006
Allowance for Loan Losses:
Balance, beginning of period	$21,023	$21,830	$14,761	$15,136	$13,895
Provision for loan losses	14,605	1,231	459	17,341	5,376
Allowance related to acquired loans	—	—	—	7,529	2,068
Loans charged-off	(10,502)	(2,148)	(371)	(15,270)	(7,021)
Recoveries	132	110	287	522	818

Balance, end of period	$25,258	$21,023	$15,136	$25,258	$15,136

Reserve for Unfunded Commitments:
Balance, beginning of period	$1,402	$1,383	$716	$881	$466
Provision for unfunded commitments	(28)	19	165	236	415
Reserve related to acquired unfunded commitments	—	—	—	257	—

Balance, end of period	$1,374	$1,402	$881	$1,374	$881

Net charge-offs to average gross loans (1)	2.35%	0.47%	0.03%	0.93%	0.54%
Provision for loan losses to average gross loans (1)	3.31%	0.29%	0.15%	1.09%	0.47%

(1)	Annualized ratio includes loans held for sale and non-accrual loans in average gross loans.

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AWBC – 2007 Q4 Earnings

January 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Quarter to Date Net Interest Margin:

	Three Months Ended Dec 31, 2007			Three Months Ended Sept 30, 2007			Three Months Ended Dec 31, 2006
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,751,528	$35,448	8.03%	$1,707,745	$36,378	8.45%	$1,201,896	$24,904	8.22%
Taxable securities	51,866	636	4.86%	46,506	609	5.20%	31,342	388	4.91%
Non-taxable securities (2)	17,079	265	6.16%	21,196	311	5.82%	10,080	154	6.06%
FHLB Stock	7,801	16	0.81%	7,801	12	0.61%	6,319	6	0.38%
Overnight deposits with other banks and other	3,616	50	5.49%	10,635	147	5.48%	6,741	80	4.71%

Total interest earning assets	1,831,890	36,415	7.89%	1,793,883	37,457	8.28%	1,256,378	25,532	8.06%

Non-interest earning assets	260,105			260,876			121,056

Total assets	$2,091,995			$2,054,759			$1,377,434

Liabilities
Interest bearing demand deposits	$143,255	$237	0.66%	$143,054	$313	0.87%	$90,849	$168	0.73%
Savings and MMDA deposits	559,809	3,993	2.83%	531,447	4,166	3.11%	379,385	3,071	3.21%
Time deposits	511,912	6,264	4.85%	529,283	6,575	4.93%	401,040	4,736	4.68%

Total interest bearing deposits	1,214,976	10,494	3.43%	1,203,784	11,054	3.64%	871,274	7,975	3.63%

Overnight borrowings	33,479	398	4.72%	23,455	328	5.55%	26,148	351	5.33%
Junior subordinated debt	41,239	753	7.24%	41,239	774	7.45%	20,620	443	8.52%
Other borrowings	138,861	1,816	5.19%	124,004	1,705	5.45%	64,080	873	5.41%

Total interest bearing liabilities	1,428,555	13,461	3.74%	1,392,482	13,861	3.95%	982,122	9,642	3.89%

Non-interest bearing demand deposits	351,653			353,587			233,191
Other non-interest bearing liabilities	21,582			21,919			11,163

Total liabilities	1,801,790			1,767,988			1,226,476
Stockholders’ Equity	290,205			286,771			150,958

Total liabilities and stockholders’ equity	$2,091,995			$2,054,759			$1,377,434

Net interest income and spread		$22,954	4.15%		$23,596	4.33%		$15,890	4.17%

Net interest margin to average earning assets			4.97%			5.22%			5.02%

(1)	Includes loans held for sale and non-accrual loans.

(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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AWBC – 2007 Q4 Earnings

January 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Year to Date Net Interest Margin:

	Year Ended December 31,
	2007			2006
($ in thousands)	Average Balance	Interest	%	Average Balance	Interest	%
Assets
Loans (1)	$1,585,078	$130,980	8.26%	$1,145,558	$91,743	8.01%
Taxable securities	44,195	2,240	5.07%	31,069	1,504	4.84%
Nontaxable securities (2)	17,127	1,047	6.11%	9,919	601	6.06%
FHLB Stock	7,367	45	0.61%	6,122	6	0.10%
Overnight deposits with other banks and other	5,970	336	5.63%	3,945	203	5.15%

Total interest earning assets	1,659,737	134,648	8.11%	1,196,613	94,057	7.86%

Noninterest earning assets	226,912			110,739

Total assets	$1,886,649			$1,307,352

Liabilities
Interest bearing demand deposits	$130,553	$996	0.76%	$88,936	$650	0.73%
Savings and MMDA deposits	500,367	15,227	3.04%	351,697	10,246	2.91%
Time deposits	493,323	24,079	4.88%	376,340	15,947	4.24%

Total interest bearing deposits	1,124,243	40,302	3.58%	816,973	26,843	3.29%

Overnight borrowings	34,422	1,856	5.39%	39,056	2,019	5.17%
Junior subordinated debt	36,720	2,754	7.50%	18,349	1,554	8.47%
Other borrowings	98,819	5,291	5.35%	61,585	3,151	5.12%

Total interest bearing liabilities	1,294,204	50,203	3.88%	935,963	33,567	3.59%

Noninterest bearing demand deposits	318,878			218,230
Other noninterest bearing liabilities	19,301			9,955

Total liabilities	1,632,383			1,164,148
Stockholders’ Equity	254,266			143,204

Total liabilities and stockholders’ equity	$1,886,649			$1,307,352

Net interest income and spread		$84,445	4.23%		$60,490	4.27%

Net interest margin to average earning assets			5.09%			5.06%

(1)	Includes loans held for sale and non-accrual loans.

(2)	Tax-exempt securities income has been presented using a tax equivalent basis and an assumed tax rate of 34%.

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AWBC – 2007 Q4 Earnings

January 31, 2008

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Year to Date Organic Growth:

	Loans	Deposits	Assets
As reported December 31, 2007	$1,767,872	$1,529,427	$2,120,086
less: December 31, 2006 balances	1,220,886	1,123,939	1,416,528

Total growth year to date	$546,986	$405,488	$703,558
less: acquisition of FWB	350,891	383,386	546,000

Organic growth	$196,095	$22,102	$157,558

Annualized organic growth rate	16.1%	2.0%	11.1%

Contacts:

AmericanWest Bancorporation

Robert M. Daugherty

President and CEO

509.344.5329

bdaugherty@awbank.net

or

Patrick J. Rusnak

Chief Operating Officer

509.232.1963

prusnak@awbank.net

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